1. Name and Address of Reporting Person
   ZERHUSEN, DAVID E.
   EL PASO CORPORATION
   1001 LOUISIANA STREET
   HOUSTON, TX 77002-
2. Date of Event Requiring Statement (Month/Day/Year)
   10/01/2002
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Issuer Name and Ticker or Trading Symbol
   EL PASO CORPORATION (EP)
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   SENIOR VICE PRESIDENT
6. If Amendment, Date of Original (Month/Day/Year)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Beneficially Owned
+------------------------------------------+----------------------+----------------+-----------------------------------------------+
|1. Title of Security                      |2. Amount of          |3. Ownership    |4. Nature of Indirect Beneficial Ownership     |
|                                          |   Securities         |   Form:        |                                               |
|                                          |   Beneficially Owned |   Direct(D) or |                                               |
|                                          |                      |   Indirect(I)  |                                               |
+------------------------------------------+----------------------+----------------+-----------------------------------------------+
Common Stock                                22192                  D
Common Stock                                377                    I                401-K

TABLE II -- Derivative Securities Beneficially Owned
+-----------------------+---------------------+---------------------------------+----------+-------------+-------------------------+
|1.Title of Derivative  |2.Date Exercisable   |3.Title and Amount of Securities |4.Conver- |5.Ownership  |6. Nature of Indirect    |
|  Security             |  and Expiration Date|  Underlying Derivative          | sion or  | Form of     |   Beneficial Ownership  |
|                       |  (Month/Day/Year)   |  Security                       | Exercise | Derivative  |                         |
|                       +----------+----------+-----------------------+---------+ Price of | Security:   |                         |
|                       | Date     | Expira-  |                       |Amount or| Deri-    | Direct(D) or|                         |
|                       | Exer-    | tion     |         Title         |Number of| vative   | Indirect(I) |                         |
|                       | cisable  | Date     |                       |Shares   | Security |             |                         |
+-----------------------+----------+----------+-----------------------+---------+----------+-------------+-------------------------+
Stock Option   (right to 08/13/2002 08/13/2011 Common Stock            40000     $46.275    D
buy) <F1>                <F2>
Stock Option   (right to 01/29/2002 01/29/2011 Common Stock            55000     $62.975    D
buy) <F1>                <F3>
Stock Option   (right to 01/29/2002 01/29/2011 Common Stock            6375      $62.975    D
buy) <F1>

Explanation of Responses:

<F1>
The nonqualified stock options permit the exercise price and/or tax obligation to be satisfied by withholding shares issuable thereunder.
<F2>
One half of this grant vests each year on the anniversary date of the grant.
<F3>
One third of this grant vests each year on the anniversary date of the grant.

SIGNATURE OF REPORTING PERSON
/s/ DAVID E. ZERHUSEN

DATE
10/03/2002